UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2017

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10614 Sciences Center Drive San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2017, Regulus Therapeutics Inc. (the “Company”) entered into an amended and restated employment agreement (the “Agreement”) with Daniel R. Chevallard, the Company’s Chief Financial Officer. Pursuant to the Agreement, Mr. Chevallard is entitled to receive an annual base salary of $300,000 and is eligible to receive an annual performance bonus, with a target bonus amount of 40% of his annual base salary. Mr. Chevallard’s base salary and target bonus are subject to periodic review and adjustment from time to time in the discretion of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board.

If the Company terminates Mr. Chevallard’s employment without cause (other than due to his death or complete disability) or if Mr. Chevallard resigns for good reason at any time other than during the period beginning one month before and ending 12 months following a change in control of the Company, the Company is obligated to provide to Mr. Chevallard, subject to receiving an effective release and waiver of claims from him, (1) a lump sum severance payment equal to 12 months of his base salary in effect at the time of such termination or resignation (disregarding any decrease that forms the basis for a resignation for good reason), (2) a lump sum cash amount equal to 229.56% multiplied by the total cost of the projected premiums for group medical, dental and vision insurance for a period of 12 months and (3) vesting acceleration of all outstanding options and other equity incentive awards subject to time-based vesting held by Mr. Chevallard as of such termination or resignation.

If the Company terminates Mr. Chevallard’s employment without cause (other than due to his death or complete disability) or if Mr. Chevallard resigns for good reason, in each case during the period beginning one month before and ending 12 months following a change in control of the Company, in addition to the severance payment described above, the Company is also obligated to pay Mr. Chevallard, subject to receiving an effective release and waiver of claims from him, a lump sum payment equal to the target amount of Mr. Chevallard’s annual performance bonus for the year of termination or resignation.

The foregoing is only a summary of the material terms of the Agreement, and does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached to this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Amended and Restated Employment Agreement, dated May 24, 2017, by and between Regulus Therapeutics Inc. and Daniel R. Chevallard.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2017	Regulus Therapeutics Inc.

	By:	/s/ Joseph P. Hagan
Joseph P. Hagan
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Amended and Restated Employment Agreement, dated May 24, 2017, by and between Regulus Therapeutics Inc. and Daniel R. Chevallard.